EXHIBIT 99

PRESS RELEASE                                   FOR FURTHER  DAVID M. GADDIS
IMMEDIATE RELEASE                               INFORMATION: PRESIDENT & CEO
APRIL 19, 2000                                               FVNB CORP.
                                                             361-572-6500

                     FVNB CORP. LEAD BANK FILLS TOP POSITION

VICTORIA, TEXAS - The Board of Directors of First Victoria National Bank today announced the appointment of M. Russell Marshall as President and Chief Executive Officer of First Victoria National Bank effective May 15, 2000. Marshall, who currently serves as Executive Vice President and Senior Trust Officer at First Victoria National Bank, has been instrumental in leading the bank's Trust and Investment Management Division to increased profitability and substantial growth in assets under management. "This selection is the culmination of a search process which the Board of Directors began in January during which both internal and external candidates were considered. Russell brings to the position leadership abilities and both technical and community knowledge, which will serve us well in moving forward as a Premier Independent Bank of Texas", commented David M. Gaddis.

      Russell Marshall stated, "I appreciate the confidence placed in me by the Board of Directors. I look forward to assuming additional responsibilities leading to continued growth and profitability for First Victoria National Bank and FVNB Corp."

      Gaddis, who currently serves as President and Chief Executive Officer of both First Victoria National Bank and FVNB Corp., will be assuming full-time responsibilities as President and Chief Executive Officer of FVNB Corp.

      FVNB Corp. is a multi-bank holding company whose principal subsidiaries are First Victoria National Bank with locations in Victoria, Edna, Ganado, Port Lavaca, and Taft, Texas, and Citizens Bank of Texas, N.A., with locations in New Waverly, The Woodlands, and Huntsville, Texas. As of March 31, 2000 total consolidated assets of the company were approximately $645 million and consolidated equity capital was approximately $61 million.

["Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of FVNB Corp., the occurrence of which involve certain risks and uncertainties detailed in the FVNB Corp. filings with the Securities Exchange Commission.]